Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (together with all Exhibits and Schedules hereto, as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of January 26, 2021, is made by and between (i) Armata Pharmaceuticals, Inc., a Washington corporation (the “Company”), and (ii) Innoviva Strategic Opportunities LLC, a Delaware limited liability company (the “Purchaser”). The Company and the Purchaser are referred to herein individually as a “Party”, and, collectively as the “Parties.”

RECITALS

WHEREAS, subject to the terms and conditions contained in this Agreement, at the Closings (as defined below), the Company intends to issue and sell to the Purchaser (a) 6,153,847 shares of fully paid and non-assessable Common Stock (the “Purchased Common Stock”) and (b) Warrants to purchase 6,153,847 shares of Common Stock (as may be adjusted pursuant to Section 2.1(a)) (the “Purchased Warrants”), and the Purchaser desires to purchase such Common Stock and Warrants from the Company

WHEREAS, each share of Purchased Common Stock and each Purchased Warrant will be issued and sold to the Purchaser as a unit at the First Closing and the Second Closing, as applicable, for a per unit price of $3.25 (the “Per Unit Purchase Price”) payable in accordance with the terms hereof; and

WHEREAS, the Board has unanimously determined that this Agreement and the transactions contemplated hereby are advisable, fair and in the best interests of the Company and its stockholders.

NOW, THEREFORE, in consideration of the mutual promises, agreements, representations, warranties and covenants contained herein, the Company (on behalf of itself and each of its direct and indirect Subsidiaries) and the Purchaser agree as follows:

Article I

DEFINITIONS

Section 1.1     Definitions. Except as otherwise expressly provided in this Agreement, whenever used in this Agreement (including any Exhibits and Schedules hereto), the following terms shall have the respective meanings specified therefor below:

“2020 Warrants” means the warrants purchased by the Purchaser pursuant to the 2020 Purchase Agreement.

“2020 Purchase Agreement” means that certain Securities Purchase Agreement, dated as of January 27, 2020, by and between the Company and the Purchaser.

“Acquisition Proposal” has the meaning set forth in Section 5.2.

“Action” means, any action, suit, claim, arbitration, mediation, litigation, hearing, or other proceeding by or before any court, tribunal or arbitrator or any Governmental Entity.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls or is Controlled by or is under common Control with such Person; provided, however, that neither Purchaser nor any of its Affiliates shall be deemed to be an Affiliate of the Company or any of its direct and indirect Subsidiaries for purposes of this Agreement. “Affiliated” has a correlative meaning.

“Agreement” has the meaning set forth in the Preamble.

“Board” means the Board of Directors of the Company.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks are required or permitted to be closed in the State of California.

“Bylaws” means the Company’s bylaws, as amended through the date hereof.

“Capital Stock” means (a) any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation; (b) any ownership interests in a Person other than a corporation, including membership interests, partnership interests, joint venture interests and beneficial interests; and (c) any warrants, options, convertible or exchangeable securities, subscriptions, rights (including any preemptive or similar rights), calls or other rights to purchase or acquire any of the foregoing.

“Certificate of Incorporation” means the certificate of incorporation of the Company, as amended through the date hereof.

“Closings” means, collectively, the First Closing and the Second Closing.

“Common Stock” means the common stock, par value $0.01 per share, of the Company, and any Capital Stock into which such Common Stock shall have been converted, exchanged or reclassified following the date hereof.

“Company” has the meaning set forth in the Preamble.

“Company Organizational Documents” mean the Certificate of Incorporation and the Bylaws.

“Company’s Knowledge,” “Knowledge of the Company” or “Knowledge” means the actual knowledge of Brian Varnum, Todd R. Patrick and Steve R. Martin.

“Contract” means any agreement, contract or instrument, including any loan, note, bond, mortgage, indenture, guarantee, deed of trust, license, franchise, commitment, lease, franchise agreement, letter of intent, memorandum of understanding or other obligation, and any amendments thereto, whether written or oral.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or agency or otherwise. “Controlled” has a correlative meaning.

“Definitive Documents” means this Agreement, the Registration Rights Agreement, the Warrant Certificate, the Voting Agreement and each of the other agreements and instruments entered into and delivered by the Parties hereto in connection with the transactions contemplated hereby.

“Environmental Laws” means all applicable federal, state, local or foreign Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including Laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, demands or demand letters, licenses, notices or notice letters, Orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that together with the Company or any of its Subsidiaries is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (1) a Reportable Event with respect to a Pension Plan; (2) a withdrawal by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as a termination under Section 4062(e) of ERISA; (3) a complete or partial withdrawal by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan, written notification of any member of the Consolidated Group or any of their respective ERISA Affiliates concerning the imposition of Withdrawal Liability or written notification that a Multiemployer Plan is in reorganization within the meaning of Title IV of ERISA or that a Multiemployer Plan has been determined to be in “endangered” or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (4) the filing under Section 4041(c) of ERISA of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (5) the imposition of any liability under Title IV of ERISA, other than for the payment of plan contributions or PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company, any of its Subsidiaries or any of their respective ERISA Affiliates, (6) the failure to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) with respect to any Pension Plan, (7) the application for a minimum funding waiver under Section 302(c) of ERISA with respect to a Pension Plan, (8) the imposition of a Lien under Section 303(k) of ERISA with respect to any Pension Plan, (9) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 303 of ERISA), or (10) the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has engaged in a transaction that is subject to Sections 4069 or 4212(c) of ERISA.

“Expense Reimbursement” means the reimbursement obligation contemplated by Section 5.9.

“First Closing” has the meaning set forth in Section 2.2(a).

“First Closing Date” has the meaning set forth in Section 2.2(a).

“First Common Stock” means the maximum number of shares of Common Stock issuable at the First Closing to Purchaser in compliance with any and all Laws and without the requirement for the prior receipt of the Stockholder Approval under the listing requirements of the NYSE American, assuming that Warrants to purchase an equal number of shares of Common Stock are also issued to Purchaser at the First Closing.

“First Purchase Price” means an amount in cash equal to the product of (i) the number of shares of First Common Stock multiplied by (ii) the Per Unit Purchase Price.

“First Warrants” means Warrants to purchase a number of shares of Common Stock equal to the number of shares of First Common Stock.

“Fundamental Representations” has the meaning set forth in Section 9.13.

“GAAP” means United States generally accepted accounting principles, consistently applied, as in effect from time to time.

“Governmental Entity” means any applicable nation, state, county, city, town, village, district or other political jurisdiction of any nature, federal, state, local, municipal, foreign, or other government, governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), stock exchange, multi-national organization or body, or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or Taxing authority or power of any nature or instrumentality of any of the foregoing, including any entity or enterprise owned or controlled by a government or a public international organization or any of the foregoing.

“Indebtedness” means (a) any indebtedness or other obligation for borrowed money, whether current, short-term or long-term and whether secured or unsecured; (b) any indebtedness evidenced by any note, bond, debenture or other security or similar instrument; (c) any liabilities with respect to interest rate or currency swaps, collars, caps and similar hedging obligations; (d) any liabilities in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for under GAAP as capital leases; (e) any liabilities under any performance bond or letter of credit or any bank overdrafts and similar charges; (f) any accrued interest, premiums, penalties and other obligations relating to the foregoing items in clauses (a) through (e); and (g) any indebtedness referred to in clauses (a) through (f) above of any Person that is either guaranteed (including under any “keep well” or similar arrangement) by, or secured (including under any letter of credit, banker’s acceptance or similar credit transaction) by any Lien upon any property or asset owned by, the Company or any of its Subsidiaries.

“Insolvent” means, (i) with respect to the Company and its Subsidiaries, on a consolidated basis, (A) the present fair saleable value of the Company’s and its Subsidiaries’ assets is less than the amount required to pay the Company’s and its Subsidiaries’ total Indebtedness, (B) the Company and its Subsidiaries are unable to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured or (C) the Company and its Subsidiaries intend to incur or believe that they will incur debts that would be beyond their ability to pay as such debts mature; and (ii) with respect to the Company and each Subsidiary, individually, (A) the present fair saleable value of the Company’s or such Subsidiary’s (as the case may be) assets is less than the amount required to pay its respective total Indebtedness, (B) the Company or such Subsidiary (as the case may be) is unable to pay its respective debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured or (C) the Company or such Subsidiary (as the case may be) intends to incur or believes that it will incur debts that would be beyond its respective ability to pay as such debts mature.

“Law” means any law, statute, code, ordinance, regulation or rule of any Governmental Entity.

“Lien” means any lien, adverse claim, charge, option, right of first refusal, preemptive right, servitude, security interest, mortgage, pledge, deed of trust, easement, encumbrance, restriction on transfer, Taxes, conditional sale or other title retention agreement, defect in title or other restrictions of any kind; provided that restrictions on transfer arising under applicable securities Laws shall not be Liens.

“Material Adverse Effect” means any effect, change, event, development, condition or occurrence that, individually or together with one or more effects, changes, events, developments, conditions or occurrences, has had or would be reasonably expected to have or result in a material adverse effect or material adverse change on the business, assets, liabilities, properties, financial condition or operating results of the Company and its Subsidiaries, taken as a whole, or to the ability of the Company to consummate timely the transactions contemplated by this Agreement.

“Material Contract” means any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act.

“Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA, to which any member of the Consolidated Group or any of their respective ERISA Affiliates makes or is obligated to make contributions, or, during the preceding five (5) plan years, has made or has been obligated to make contributions.

“NYSE American” means the NYSE American stock exchange maintained by the New York Stock Exchange (NYSE).

“Order” means any judgment, order, award, injunction, writ, permit, license, settlement or decree issued, promulgated, made, rendered or entered into by or with any Governmental Entity or arbitrator of applicable jurisdiction (in each case, whether temporary, preliminary or permanent).

“Party” or “Parties” has the meaning set forth in the Preamble.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates or to which the Company, any of its Subsidiaries or any of their respective ERISA Affiliates contributes or has an obligation to contribute or has made or has had an obligation to make contributions at any time in the preceding five plan years.

“Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, association, trust, Governmental Entity or other entity or organization.

“Plan” means any material “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Company or any of its Subsidiaries, or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any of their respective ERISA Affiliates.

“Registration Rights Agreement” has the meaning set forth in Section 5.5.

“Related Party” means, with respect to any Person, (a) any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager or stockholder of such Person and (b) any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager or stockholder of any of the foregoing.

“Reportable Event” means, with respect to any Pension Plan, any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Representatives” means, with respect to any Person, such Person’s directors, officers, members, partners, managers, employees, agents, investment bankers, attorneys, accountants, advisors and other representatives.

“Required Minimum” means, as of any date, the maximum aggregate number of shares of Common Stock then issued or potentially issuable in the future pursuant to this Agreement or the 2020 Purchase Agreement, including the shares of Common Stock issuable upon exercise in full of all 2020 Warrants and the Purchased Warrants.

“Sanctioned Country” means any country or region that is subject or target of a comprehensive trade embargo under Sanctions.

“Sanctioned Person” means any individual or entity that is the subject or target of Sanctions, including (i) any individual or entity listed on any Sanctions-related restricted party list, including the U.S. Department of Treasury, Office of Foreign Asset Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List and the EU Consolidated List, (ii) any entity that is owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i) above, (iii) any national, resident, government, agency, or instrumentality of a Sanctioned Country or (iv) any individual or entity otherwise the subject or target of Sanctions.

“Sanctions” means all applicable Laws relating to economic, financial or trade sanctions, including any such Laws administered or enforced by the U.S. government (including by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, the United Kingdom (include by Her Majesty’s Treasury) or any other relevant Governmental Entity that administers or enforces economic, financial or trade sanctions.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in Section 3.8(a).

“Second Closing” has the meaning set forth in Section 2.3.

“Second Closing Date” has the meaning set forth in Section 2.3.

“Second Common Stock” means an amount equal to (i) the aggregate number of shares of Purchased Common Stock, minus (ii) the number of shares of First Common Stock.

“Second Purchase Price” means an amount in cash equal to the product of (i) the number of shares of Second Common Stock multiplied by (ii) the Per Unit Purchase Price.

“Second Warrants” means Warrants to purchase a number of shares of Common Stock equal to the number of shares of Second Common Stock.

“Securities” means the Purchased Common Stock and the Purchased Warrants (including the shares of Common Stock issuable upon exercise of the Purchased Warrants), in each case, that will be delivered to Purchaser pursuant to this Agreement.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“Stockholder Approval” means such approval as may be required by the applicable rules and regulations of NYSE American (or any successor entity) from the stockholders of the Company with respect to the transactions contemplated by this Agreement and the other Definitive Documents.

“Stockholders” means, collectively, Purchaser and Innoviva, Inc.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity as to which such Person (either alone or through or together with any other subsidiary), (a) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests, (b) has the power to elect a majority of the board of directors or similar governing body, or (c) has the power to direct the business and policies.

“Tax Contest” means any audit, suit, conference, action, assessment, investigation, claim, administrative or judicial proceeding, or other similar interaction with a Governmental Entity with respect to any Tax.

“Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements supplied or required to be supplied to a Governmental Entity in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Taxes” means (i) all taxes, assessments, duties, levies or other similar governmental charges paid or payable to a Governmental Entity, including all federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, excise, severance, windfall profits, stamp, payroll, social security, withholding and other taxes, assessments, duties, levies (whether payable directly or by withholding and whether or not requiring the filing of a return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest thereon, (ii) any liability for such amounts described in clause (i) as a result of being a member of a combined, consolidated, unitary, or affiliated group and (iii) any and all liability for the payment of any amounts described above in clauses (i) and (ii) as a result of any express or implied obligation to indemnify any other person, or any successor or transferee liability. “Taxing” and “Taxation” each have a correlative meaning.

“Voting Agreement” means the voting agreement to be entered into by the Purchaser and the Company, in substantially the form set forth on Exhibit A hereto.

“Warrant Certificate” means the certificate in substantially the form attached hereto as Exhibit B.

“Warrants” means warrants to purchase shares of Common Stock, at an exercise price of $3.25 per share, represented by and on the terms set forth herein and in the Warrant Certificate.

“Withdrawal Liability” means the liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such term is defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.2     Construction. In this Agreement, unless the context otherwise requires:

(a)    references to Articles, Sections, Exhibits and Schedules are references to the articles and sections or subsections of, and the exhibits and schedules attached to, this Agreement;

(b)    references in this Agreement to “writing” or comparable expressions include a reference to a written document transmitted by means of electronic mail in portable document format (pdf), facsimile transmission or comparable means of communication;

(c)    words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(d)    the words “hereof,” “herein,” “hereto” and “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including all Exhibits and Schedules attached to this Agreement, and not to any provision of this Agreement;

(e)    the term “this Agreement” shall be construed as a reference to this Agreement as the same may have been, or may from time to time be, amended, modified, varied, novated or supplemented;

(f)    “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words;

(g)    references to “day” or “days” are to calendar days;

(h)    if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day;

(i)     references to “the date hereof” or “the date of the Agreement” means the date of this Agreement;

(j)     references to “ordinary course of business” means the ordinary and usual course of normal day-to-day operations of the Company, consistent with past practices

(k)    the word “or” is disjunctive but not necessarily exclusive;

(l)     unless otherwise specified, references to any Law means such Law as amended from time to time and includes any successor Law thereto and any rules or regulations promulgated thereunder in effect from time to time; and

(m)   references to “dollars” or “$” refer to currency of the United States of America, unless otherwise expressly provided.

Article II

PURCHASE AND SALE

Section 2.1     The Purchase and Sale.

(a)    On the terms and subject to the conditions set forth herein, at the First Closing, the Purchaser hereby agrees to purchase (or cause certain of its Subsidiaries to purchase), and the Company shall sell to Purchaser (or such Subsidiaries) in exchange for the First Purchase Price, (i) the First Common Stock, free and clear of all Liens and (ii) the First Warrants, free and clear of all Liens.

(b)    On the terms and subject to the conditions set forth herein, at the Second Closing, the Purchaser hereby agrees to purchase (or cause certain of its Subsidiaries to purchase), and the Company shall sell to Purchaser (or such Subsidiaries) in exchange for the Second Purchase Price, (i) the Second Common Stock, free and clear of all Liens and (ii) the Second Warrants, free and clear of all Liens; provided, that, if during the period from the date hereof until and including the Second Closing, the Company issues to any Person any shares of Common Stock or Capital Stock or similar securities convertible into, exchangeable for or having the right to subscribe for shares of Common Stock at a price per share less than the Per Unit Purchase Price (other than shares of Common Stock issued upon the exercise of options, warrants or similar securities outstanding as of the date hereof), the number of Warrants issued to the Purchaser at the Second Closing will be proportionally and ratably increased such that the Warrants issued to Purchaser will not be affected by any such dilution.

(c)    The Parties agree that the Common Stock and Warrants to be purchased by Purchaser hereunder shall be issued in reliance upon the exemption from registration set forth in Section 4(a)(2) of the Securities Act.

Section 2.2     First Closing.

(a)    The closing of the purchase of the First Common Stock and First Warrants (the “First Closing”) shall take place on the date hereof (the “First Closing Date”) remotely via the electronic exchange of documents and signatures, At the First Closing, the Company shall issue the First Common Stock and First Warrants to the Purchaser free and clear of all Liens against payment by the Purchaser of the First Purchase Price.

(b)    At the First Closing, the Company shall:

(i)            deliver or cause to be delivered to the Purchaser:

(A)           a certificate of good standing of the Company as of a date no earlier than two (2) Business Days prior to the First Closing Date;

(B)            counterparts to Warrant Certificates representing the full number of First Warrants;

(C)            copies of the resolutions or written consents duly adopted by the Board and certified by the Company’s secretary authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby (including authorization of the transactions contemplated hereunder pursuant to Section 23B.19.040 of Washington Business Corporation Act); and

(D)            a counterpart to the Registration Rights Agreement, duly executed by the Company; and

(E)            a counterpart to the Voting Agreement, duly executed by the Company;

(ii)            deliver or cause to be delivered any other customary documents or certificates reasonably requested by Purchaser which are reasonably necessary to give effect to the Closing; and

(iii)           pay, or cause to be paid to Purchaser (which may be set off against the First Purchase Price), any portion of the Expense Reimbursement then accrued and unpaid.

(c)    At the First Closing, Purchaser shall deliver or cause to be delivered to the Company a counterpart to the Voting Agreement, duly executed by the Stockholders.

Section 2.3     Second Closing.

(a)    The closing of the purchase of the Second Common Stock and Second Warrants (the “Second Closing”) shall take place remotely via the electronic exchange of documents and signatures, or at such other time and place as the Parties may agree in writing, on the first (1st) Business Day after satisfaction or waiver of the conditions set forth in Section 6.1 (other than those conditions that by their terms are to be satisfied at the Second Closing, but subject to the satisfaction or waiver of those conditions). The date on which the Second Closing actually occurs shall be referred to herein as the “Second Closing Date.” At the Second Closing, the Company shall issue the Second Common Stock and Second Warrants to the Purchaser free and clear of all Liens against payment by the Purchaser of the Second Purchase Price.

(b)    At the Second Closing, the Company shall:

(i)            deliver or cause to be delivered to the Purchaser:

(A)           a certificate of good standing of the Company as of a date no earlier than two (2) Business Days prior to the Second Closing Date;

(B)            the certificate contemplated by Section 6.1(f); and

(C)            counterparts to Warrant Certificates representing the full number of Second Warrants (as may be adjusted pursuant to Section 2.1(b));

(ii)            pay, or cause to be paid to Purchaser (which may be set off against the Second Purchase Price), any portion of the Expense Reimbursement then accrued and unpaid; and

(iii)           deliver or cause to be delivered any other customary documents or certificates reasonably requested by Purchaser which are reasonably necessary to give effect to the Closing.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the SEC Documents filed with the SEC prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but excluding any forward-looking disclosures set forth in any “risk factors” section, any disclosures in any “forward-looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature), the Company hereby represents and warrants to the Purchaser as of the date hereof, and as of the Second Closing, as follows:

Section 3.1      Organization and Qualification. The Company and each of its Subsidiaries are entities duly organized, validly existing and in good standing under the Laws of the jurisdiction in which they are formed, and each has the requisite power and authority to own its properties and to carry on its business as now being conducted and as presently proposed to be conducted. The Company and each of its Subsidiaries is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not, individually or in the aggregate, have a Material Adverse Effect. Other than the Persons set forth on Exhibit 21.1 to the Company’s Annual Report on Form 10-K, filed with the SEC on March 19, 2020, the Company has no Subsidiaries and does not own Capital Stock in any other Person.

Section 3.2      Authorization; Enforcement; Validity. Subject to the Stockholder Approval, the Company has the requisite power and authority to enter into and perform its obligations under the Agreement and the other Definitive Documents, to consummate the transactions contemplated hereby and thereby and to issue the Securities in accordance with the terms hereof and thereof. The execution and delivery of the Agreement and the other Definitive Documents by the Company, and the consummation by the Company of the transactions contemplated hereby and thereby (including the issuance of the Securities and the reservation for issuance and issuance of Common Stock issuable upon the exercise of the Warrants in accordance with, and pursuant to, the Warrant Certificate) have been duly authorized by the Company, and such authorization has not been, and as of the Closing will not have been, subsequently rescinded or modified in any way, and, no further filing, consent or authorization is or will be required to be made by or on behalf of the Company, its Subsidiaries and their respective boards of directors, stockholders or other governing bodies in connection with the transactions contemplated by the Definitive Documents. The Agreement has been, and the other Definitive Documents to which the Company is a party will be, prior to the First Closing or Second Closing, as applicable, duly executed and delivered by the Company, and each constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and except as rights to indemnification and to contribution may be limited by applicable federal or state securities Law (the “General Enforceability Exceptions”).

Section 3.3      Issuance of Securities. The issuance of the Securities is duly authorized, and upon issuance in accordance with the terms of the Definitive Documents will be validly issued, fully paid and non-assessable (to the extent such concepts are applicable) and free and clear of all Liens. The issuances of the Securities in connection with the transactions contemplated by the Definitive Documents are in compliance, in all respects, with all applicable Laws, and the Securities are not subject to, and will not be issued in violation of, any purchase options, call options, rights of first refusal, preemptive rights, subscription rights or any similar rights under applicable Law, the Company Organizational Documents or any Contract to which the Company or any of its Subsidiaries is a party or by which it is bound. Subject to the accuracy of the representations and warranties of the Purchaser set forth in Article IV, the offer and issuance by the Company of the Securities is exempt from registration under the Securities Act. As of the First Closing, the Company will have reserved from its duly authorized Capital Stock the maximum number of shares of Common Stock issuable upon the exercise of the Purchased Warrants. Upon the issuance of Common Stock following an exercise of the Purchased Warrants in accordance with the Warrant Certificate, such Common Stock, when issued, will be validly issued, fully paid and non-assessable and free and clear of all Liens, with the holders thereof being entitled to all rights accorded to a holder of Common Stock.

Section 3.4      No Conflicts. The execution, delivery and performance of this Agreement and the other Definitive Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including the issuance of the Securities and the reservation for issuance and issuance of Common Stock issuable upon the exercise of the Purchased Warrants in accordance with the Warrant Certificate) will not (i) result in a violation of the Certificate of Incorporation, Bylaws, certificate of formation, memorandum of association, articles of association, bylaws or other organizational documents of the Company or any of its Subsidiaries (collectively, the “Group Companies Organizational Documents”), (ii)  conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) in any respect under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or other agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, other than (a) the acceleration of vesting of restricted stock awards set forth in the SEC Documents and (b) the deemed exercise of warrants to purchase Common Stock set forth in the SEC Documents, or (iii) result in a material violation of any Law (including, for the avoidance of doubt, foreign, federal and state securities Laws and the rules and regulations of the NYSE American) or Order that would be material to the business of the Company and its Subsidiaries taken as a whole.

Section 3.5      Consents. Other than the Stockholder Approval, neither the Company nor any Subsidiary is required to obtain any consent from, authorization or order of, or make any filing or registration with any Governmental Entity or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its respective obligations under or contemplated by this Agreement or the other Definitive Documents, in each case, in accordance with the terms hereof and thereof. To the Company’s Knowledge, no facts or circumstances exist which might prevent the Company or any of its Subsidiaries from obtaining or effecting any of the registrations, applications or filings contemplated by the Definitive Documents. The Company is not in violation of the requirements of the NYSE American and has no Knowledge of any facts or circumstances which could reasonably lead to delisting or suspension of the Common Stock.

Section 3.6      No General Solicitation; Agents’ Fees. Neither the Company, nor any of its Subsidiaries, Affiliates, Representatives or any other Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Securities. Except for the amount payable to Ladenburg Thalmann & Co. Inc. or any of its Affiliates which has been conveyed to the Purchaser in writing prior to the date of this Agreement, no placement agent’s fees, financial advisory fees, or brokers’ commissions or fees or any similar fees are or will be owed or payable to any Person in connection with transactions contemplated by the Definitive Documents. Neither the Company nor any of its Subsidiaries has engaged any placement agent or other agent in connection with the offer or sale of the Securities. The Company further acknowledges that Purchaser is not acting as a financial advisor or fiduciary of the Company or any of its Subsidiaries (or in any similar capacity) with respect to the Definitive Documents and the transactions contemplated thereby and that the Company’s decision to enter into the Definitive Documents to which it is a party has been based solely on the independent evaluation by the Company and its Representatives.

Section 3.7      Application of Takeover Protections; Rights Agreement; Other Approvals. The Company and the Board have taken all necessary actions, if any, in order to comply with or obtain waivers in connection with any control share acquisition, interested stockholder, business combination, poison pill (including any distribution under a rights agreement), stockholder rights plan or other similar anti-takeover provision under any of the Group Companies Organizational Documents or the Laws of the jurisdiction of its incorporation or otherwise which is or could become applicable to Stockholders as a result of the transactions contemplated by the Definitive Documents, including the Company’s issuance of the Securities and ownership by the Purchaser of the Securities, or as a result of the Purchaser acquiring the Common Stock and/or 2020 Warrants (and the stock issuable upon exercise thereof) issued under the 2020 Purchase Agreement. The Company and the Board have taken all necessary action, if any, in order to render inapplicable any stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of shares of Common Stock or a change in control of the Company or any of its Subsidiaries. The Company and the Board have taken all necessary action in order to exempt the acquisition of the Purchased Common Stock, the Purchased Warrants (and the Common Stock issuable upon exercise thereof), the Common Stock Purchased pursuant to the 2020 Purchase Agreement, the 2020 Warrants (and the Common Stock issuable upon exercise thereof) from Section 16(b) of the Exchange Act, including pursuant to Rule 16b-3(d).

Section 3.8      SEC Documents; Financial Statements.

(a)       The Company (including its predecessors) has timely filed all reports, schedules, forms, proxy statements, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act or the Securities Act (all of the foregoing filed since January 1, 2018 and all exhibits and appendices included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). The Company has delivered or has made available to Purchaser true, correct and complete copies of each of the SEC Documents not available on the EDGAR system. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act, the rules and regulations of the SEC promulgated thereunder and the rules and regulations of the NYSE American, in each case, applicable to the SEC Documents, and none of the SEC Documents contains any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is subject to the periodic reporting requirements of the 1934 Act. There are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the SEC Documents. To the Company’s Knowledge, no SEC Document is the subject of ongoing SEC review or outstanding SEC investigation.

(b)       As of their respective dates, the audited and unaudited financial statements of the Company and its predecessors included in the SEC Documents (including, in each case, the notes thereto, the “Financial Statements”), complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect as of the time of filing. The Financial Statements have been prepared in accordance with GAAP (except (i) as may be otherwise indicated in such Financial Statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material, either individually or in the aggregate). The Company is not currently contemplating to amend or restate any of the Financial Statements (including any notes or any letter of the independent accountants of the Company with respect thereto), nor, to the Company’s Knowledge, do there exist any facts or circumstances which would require the Company to amend or restate any of the Financial Statements, in each case, in order for any of the Financials Statements to be in compliance with GAAP and the rules and regulations of the SEC. The Company has not been informed by its independent accountants that they recommend that the Company amend or restate any of the Financial Statements or that there is any need for the Company to amend or restate any of the Financial Statements.

(c)       The Company and each of its Subsidiaries maintains internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the 1934 Act) that are effective to provide reasonable assurances regarding the reliability of the financial reporting and the preparation of financial statements of the Company and its Subsidiaries for external purposes in accordance with GAAP, and includes those policies and procedures that (i)  pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) transactions are recorded as necessary to permit preparation of financial statements and (iii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company. The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the 1934 Act) that are effective in ensuring that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is accumulated and communicated to the Company’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure. Neither the Company nor any of its Subsidiaries has received any notice or correspondence from any accountants, Governmental Entities or other Person relating to (x) any potential material weakness or significant deficiency in any part of the internal controls over financial reporting of the Company or any of its Subsidiaries or (y) any fraud, whether or not material, that involves (or involved) the management or other employees of the Company or its Subsidiaries who have (or had) a significant role in the Company’s or its Subsidiaries’ internal controls.

(d)       There is no transaction, arrangement, or other relationship between the Company or any of its Subsidiaries and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its 1934 Act filings and is not so disclosed or that otherwise would have a Material Adverse Effect.

(e)       There are no material disagreements of any kind presently existing or, to the Company’s Knowledge, reasonably anticipated to arise between the Company and any of its Subsidiaries, on the one hand, and the accountants and lawyers formerly or presently employed by the Company (including its predecessors) and any of Subsidiaries thereof, on the other hand, and the Company and each of its Subsidiaries is current with respect to any fees owed to its respective accountants and lawyers which, the failure to pay could affect the Company’s ability to perform any of its obligations under any of the Definitive Documents.

Section 3.9      Absence of Certain Changes. Since December 31, 2019 (the “10-K Date”), and other than as disclosed in the SEC Documents, there has been no material adverse change and no material adverse development in the business, assets, liabilities, properties, operations (including results thereof), condition (financial or otherwise) or prospects of the Company or any of its Subsidiaries taken as a whole. Since the 10-K Date, neither the Company nor any of its Subsidiaries has taken any action that if taken after the date hereof would require the consent of the Purchaser pursuant to Section 5.1(b). Neither the Company nor any of its Subsidiaries has taken any steps to seek protection pursuant to any applicable Law relating to bankruptcy, insolvency, reorganization, receivership, liquidation or winding up, nor does the Company or any Subsidiary have any Knowledge or reason to believe that any of their respective creditors intend to initiate involuntary bankruptcy proceedings or any Knowledge of any fact which would reasonably lead a creditor to do so. The Company and its Subsidiaries, individually and on a consolidated basis, are not as of the date hereof, and, after giving effect to the transactions contemplated by the Definitive Documents, will not be, Insolvent. Neither the Company nor any of its Subsidiaries has engaged in any business or in any transaction, and does not plan to engage in any business or in any transaction, for which the Company’s or such Subsidiary’s remaining assets constitute unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

Section 3.10    Conduct of Business; Regulatory Permits.

(a)       Neither the Company nor any of its Subsidiaries is in violation of any term of or in default under the Group Companies Organizational Documents. Neither the Company (including its predecessors) nor any Subsidiaries thereof (i) is, or has been since January 1, 2018, in violation of any applicable Law or Order applicable thereto or (ii) has received since January 1, 2018 a notification or communication from any Governmental Entity asserting that it is not or has not been in compliance with any applicable Law or Order. Without limiting the generality of the foregoing, the Company is not in material violation of any of the rules, regulations or requirements of the NYSE American, and has no Knowledge of any facts or circumstances that could reasonably lead to delisting or suspension of trading the Common Stock by the NYSE American. Since January 1, 2018, (i) the Common Stock has been listed or designated for quotation on the NYSE American, (ii) trading in the Common Stock has not been suspended by the SEC or the NYSE American and (iii) the Company has received no communication, written or oral, from the SEC or the NYSE American regarding the suspension or delisting of the Common Stock from the NYSE American. The Company and each of its Subsidiaries possess all licenses, certificates, authorizations and permits issued by the appropriate Governmental Entity necessary to conduct their respective businesses, and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such license, certificate, authorization or permit. There is no Contract or Order binding upon the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is a party which, individually or together with any other Contract or Order, has had or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property by the Company or any of its Subsidiaries.

(b)       The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to its Knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the SEC is contemplating terminating such registration. The Company has not, since January 1, 2020, received notice from the NYSE American to the effect that the Company is not in compliance with the listing or maintenance requirements of the NYSE American. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements. The Common Stock is currently eligible for electronic transfer through the Depository Trust Company or another established clearing corporation and the Company is current in payment of the fees to the Depository Trust Company (or such other established clearing corporation) in connection with such electronic transfer.

Section 3.11    Certain Regulatory Matters.

(a)        None of the Company (including its predecessors), any Subsidiaries thereof or any of their respective directors, officers, or other Representatives (individually and collectively, a “Company Affiliate”) have violated the U.S. Foreign Corrupt Practices Act (the “FCPA”) or any other applicable anti-bribery or anti-corruption Law, nor has any Company Affiliate offered, paid, promised to pay, or authorized the payment of, any money, or offered, given, promised to give, or authorized the giving of, anything of value, to any officer, employee or any other person acting in an official capacity for any Governmental Entity or any political party or official thereof or to any candidate for political office (individually and collectively, a “Government Official”) or to any Person under circumstances in which such Company Affiliate knew or was aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, for the purpose of: (i) (A) influencing any act or decision of such Government Official in his/her official capacity, (B) inducing such Government Official to do or omit to do any act in violation of his/her lawful duty, (C) securing any improper advantage, or (D) inducing such Government Official to influence or affect any act or decision of any Governmental Entity; or (ii) assisting the Company or its Subsidiaries in obtaining or retaining business for or with, or directing business to, the Company or its Subsidiaries.

(b)       The Company has in place policies, procedures and controls that ensure compliance with the (i) FCPA and (ii) other applicable anti-bribery or anti-corruption laundering Laws in each foreign jurisdiction in which the Company does business.

(c)        No Company Affiliates or any other business entity or enterprise with which the Company or any Subsidiary is or has been Affiliated or associated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, whether or not in contravention of applicable Law, (i) as a kickback, bribe gratuity, lobbying expenditure, political contribution or contingent fee payment to any Person or (ii) to any political organization, or to the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of the Company or any of its Subsidiaries.

(d)       The Company and its Subsidiaries are in compliance with, and have not previously violated, the USA Patriot Act of 2001 and all other applicable U.S. and non-U.S. anti-money laundering Laws and regulations and Sanctions, including the Laws, executive orders and sanctions programs administered by OFAC. No Company Affiliates (x) is a Sanctioned Person or has any reason to believe that it is acting on behalf of, or for the benefit of, any Sanctioned Person or (y) has engaged in any dealings with or the benefit of any Sanctioned Person, or in or involving any Sanctioned Country.

(e)        Since January 1, 2018, no allegations of sexual harassment have been made to the Company (including its predecessors) or any Subsidiaries thereof against any individual in his or her capacity as director or a managerial employee, or to the Company’s Knowledge, any other employee, of the Company (including its predecessors) or any Subsidiaries thereof.

Section 3.12    Sarbanes-Oxley Act. The Company and each of its Subsidiaries is in material compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002, as amended, and any and all applicable rules and regulations promulgated by the SEC thereunder.

Section 3.13    Transactions With Affiliates. There have not been any transactions or Contracts or series of related transactions or Contracts required to be disclosed under Item 404 of Regulation S-K under the 1934 Act.

Section 3.14    Capitalization

(a)        As of the date hereof, the authorized capital stock of the Company consists of 217,000,000 shares of Common Stock, of which 18,688,461 are issued and outstanding. No shares of Common Stock are held in the treasury of the Company. Except for the foregoing Capital Stock, the Company has no other Capital Stock authorized. The Company also has reserved for issuance 1,738,926 shares of Common Stock issuable upon exercise of outstanding stock options, and 10,547,618 shares of Common Stock issuable upon exercise of outstanding warrants.

(b)       All of the Company’s Capital Stock is duly authorized and validly issued, fully paid and non-assessable (as such concepts are applicable). All the outstanding shares of Capital Stock of each Subsidiary of the Company have been validly issued and are fully paid and non-assessable (to the extent such concepts are applicable) and are owned, directly or indirectly, by the Company free and clear of all Liens.

(c)        (A) None of the Company’s or any of its Subsidiaries’ Capital Stock is subject to preemptive rights or any other similar rights or restrictions or Liens suffered or permitted by the Company or any Subsidiary; (B) other than the 2020 Warrants, and as of the Second Closing, other than the Purchased Warrants issued to the Purchaser on the First Closing, there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any Capital Stock of the Company or any of its Subsidiaries, or Contracts by which the Company or any of its Subsidiaries is or may become bound to issue additional Capital Stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any Capital Stock of the Company or any of its Subsidiaries; (C) other than Registration Rights Agreement, there are no Contracts under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the Securities Act; (D) there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no Contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries; (E) there are no securities or instruments or Capital Stock containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities; (F) neither the Company nor any Subsidiary has any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement; and (G) other than the Voting Agreement, there are no stockholder agreements, voting trusts or other agreements to which the Company or any of its Subsidiaries is a party or by they are bound relating to the voting of any shares, interests or capital stock of the Company or any of its Subsidiaries.

(d)       True, correct and complete copies of the Company Organizational Documents, and the terms of all convertible securities and the material rights of the holders thereof in respect thereto, are set forth in, or filed as exhibits to the SEC Documents.

Section 3.15    Indebtedness. Neither the Company nor any of its Subsidiaries has any outstanding Indebtedness.

Section 3.16    Material Contracts. Neither the Company nor any of its Subsidiaries is party to, and none of their respective properties or assets are bound by, a Material Contract. Each Material Contract set forth in the SEC Documents is in full force and effect, and is a legal, valid and binding agreement of the Company or its Subsidiaries, as applicable, and, to the Company’s Knowledge, the other parties thereto, subject only to the General Enforceability Exceptions. There is no material default or breach by the Company or any of its Subsidiaries, as applicable, with respect to any such Material Contract or, to the Company’s Knowledge, any other party thereto, and no event has occurred which, with notice or lapse of time or both, would constitute a material breach or default or would permit termination, material modification or acceleration thereof by any party to such Material Contract. Neither the Company nor any of its Subsidiaries has waived any material rights under any such Material Contract. Neither the Company nor any of its Subsidiaries has received written notice of the intention of any third party under any such Material Contract to cancel, terminate or materially modify the terms of any such Material Contract, or accelerate the obligations of the Company or any of its Subsidiaries, as applicable, thereunder. There are no current or pending financing arrangements or assignments of proceeds with respect to any such Material Contract.

Section 3.17    Litigation. Except as would not, individually or in the aggregate, have a Material Adverse Effect, there is no, and since January 1, 2018 there has not been, any Action before or by the NYSE American, any court, public board, other Governmental Entity, self-regulatory organization or body pending or, to the Knowledge of the Company, threatened against or affecting the Company (including its predecessors) or any of Subsidiaries thereof, the Capital Stock thereof or any current or former officers, directors, managers or employees thereof, whether of a civil or criminal nature or otherwise, in their capacities as such. To the Knowledge of the Company, no current or former director, officer, manager or employee of the Company (including its predecessors) or any of its Subsidiaries has willfully violated 18 U.S.C. §1519 or engaged in spoliation in reasonable anticipation of litigation. Without limitation of the foregoing, there has not been, and to the Knowledge of the Company, there is not pending or contemplated, any investigation by the SEC involving the Company (including its predecessors), any Subsidiaries thereof or any current or former director, officer, manager of employee of the Company or any of its Subsidiaries. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Securities Act or the 1934 Act. To the Company’s Knowledge, no fact exists which might result in or form the basis for any such Action. Neither the Company nor any of its Subsidiaries is subject to any Order.

Section 3.18    Insurance. The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts, in each case, as is customary in the businesses in which the Company and its Subsidiaries are engaged. All premiums due and payable in respect of such insurance policies maintained by the Company and its Subsidiaries have been paid in full. Neither the Company nor any of its Subsidiaries have been refused any insurance coverage sought or applied for, and neither the Company nor any such Subsidiary has any reason to believe that it will be unable to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on substantially the same terms as now in effect. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no such insurance policy of the Company or any of its Subsidiaries has been, or has been threatened to be, cancelled by the applicable insurer since January 1, 2018, and neither the Company nor any of its Subsidiaries has received any written notice of cancellation or non-renewal of any such insurance policy.

Section 3.19    Employee Relations. The Company and each of its Subsidiaries maintains good relationships with their respective employees. No executive officer (as defined in Rule 501(f) promulgated under the Securities Act) or other key employee of the Company or any of its Subsidiaries has notified the Company or the applicable Subsidiary that such executive officer or key employee intends to terminate, or materially amend the terms of, its employment with the Company or the applicable Subsidiary. To the Company’s Knowledge, no executive officer or other key employee of the Company or any of its Subsidiaries is or will be (with or without the passage of time, or both), in violation of any material term of any employment Contract, confidentiality, disclosure or proprietary information Contract, non-competition Contract or any other Contract, or any restrictive covenant, and the continued employment of each such executive officer or other key employee (as the case may be) does not subject the Company or any of its Subsidiaries to any material liability with respect to any of the foregoing matters. The Company and its Subsidiaries are in compliance with all applicable federal, state, local and foreign Laws respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, result in a Material Adverse Effect. There are no strikes or other labor disputes against the Company or any of its Subsidiaries, and, to the Knowledge of the Company, there are no strikes or other labor disputes threatened against the Company or any of its Subsidiaries.

Section 3.20    Title.

(a)       The Company and each of its Subsidiaries holds good title to all real property, leases in real property, facilities or other interests in real property owned or held by the Company or any of its Subsidiaries, as applicable (the “Real Property”). The Real Property is free and clear of all Liens and is not subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except for (a) Liens for current Taxes not yet due for which adequate reserves (as determined in accordance with the GAAP) have been established on the Financial Statements, (b) zoning Laws and other land use restrictions that do not, and will not (with or without the passage of time, or both) impair the present or anticipated use of the Real Property subject thereto, and (c) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other statutory liens arising in the ordinary course of business that would not reasonably be expected to have a Material Adverse Effect. Each Real Property held under lease by the Company or any of its Subsidiaries is held by the Company or its applicable Subsidiary under a valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the current and anticipated use made and proposed to be made of such Real Property and buildings by the Company or any of its Subsidiaries, as applicable.

(b)       Each of the Company and its Subsidiaries (as applicable) has good title to, or a valid leasehold interest in, the tangible personal property, equipment, improvements, fixtures, and other personal property and appurtenances that are used by the Company or its Subsidiary in connection with the conduct of its business (the “Fixtures and Equipment”). The Fixtures and Equipment are structurally sound, are in good operating condition and repair, are adequate for the uses to which they are being put, are not in need of maintenance or repairs, except for routine maintenance and repairs in the ordinary course of business, and are sufficient, in all material respects, for the conduct of the Company’s and its Subsidiaries’ businesses as currently conducted. The Company and its Subsidiaries collective own all of the Fixtures and Equipment free and clear of all Liens except for (a) Liens for current Taxes not yet due for which adequate reserves (as determined in accordance with GAAP) have been established on the Financial Statements, (b) zoning Laws and other land use restrictions that do not impair the present or anticipated use of the Fixtures and Equipment subject thereto, (c) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other statutory liens arising in the ordinary course of business that would not reasonably be expected to have a Material Adverse Effect and (d) minor liens that have arisen in the ordinary course of business and that do not, individually or in the aggregate, materially detract from the value of the assets or properties subject thereto or materially impair the operations of the Company or its any of Subsidiaries.

Section 3.21    Intellectual Property Rights.

(a)       The Company and its Subsidiaries collectively own or possess good and marketable title to, or valid licenses to use, all trademarks, trade names, service marks, service mark registrations, service names, original works of authorship, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights and all applications and registrations therefor (“Intellectual Property Rights”) necessary to conduct their respective businesses as now conducted and presently proposed to be conducted in all material respects. None of the Company’s material Intellectual Property Rights have expired or have been terminated or abandoned, or are expected to expire, or to be terminated or abandoned, in each case, within three (3) years from the date of the Agreement. The Company does not have any Knowledge of any infringement, misappropriate or violation by the Company or its Subsidiaries of Intellectual Property Rights of others.

(b)       The Company is the exclusive owner of the entire right, title and interest in and to AP-SA02, and is the exclusive owner of the entire right, title and interest in and to, or has licensed or has the right to license all Intellectual Property rights in, AP-PA02 (collectively, the “Products”), all data associated therewith, and all Intellectual Property Rights covering or relating to the Products, free and clear of all liens. To the Company’s Knowledge, all patents owned or controlled by the Company that have been issued or granted by the appropriate Patent Office are valid and enforceable.

(c)       There is no Action which has been brought, or to the Knowledge of the Company, being threatened, against the Company or any of its Subsidiaries regarding its Intellectual Property Rights. To the Knowledge of the Company, there are no facts or circumstances which might give rise to any Actions regarding the Company’s Intellectual Property Rights.

(d)       To the Company’s Knowledge, the manufacture, use, offer for sale, sale and/or importation of any of the Products will not infringe and patent or other Intellectual Property Rights of any third party. Neither Company nor any of its Subsidiaries has received written or oral notice of any Action that claims that the development, manufacture, use, marketing, sale, offer for sale, importation or distribution of any Product would infringe on Intellectual Property Rights of any third party.

(e)       The Company is in material compliance with all terms of and obligations under its collaboration agreement with Merck and its grant agreements with the National Institute of Health and the National Institute of Allergy and Infectious Diseases, and has not breached and is not in default under any provision of those agreements.

(f)        No event has occurred that would give Merck the right to unilaterally terminate the collaboration agreement. The Company has not received any notice of an intention by Merck to terminate the collaboration agreement, and the Company has not agreed with Merck to terminate the collaboration agreement in whole or in part.

(g)       The Company is in material compliance with all healthcare laws and regulations, and with the codes of conduct published by the Pharmaceutical Research and Manufacturers of America.

(h)       The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their Intellectual Property Rights. In the past five years, the Company and its Subsidiaries have not (i) experienced any actual, alleged, or suspected data breach or other security incident or (ii) been subject to or received any notice of any audit, investigation, complaint, or other claim concerning the violation of any data protection laws.

Section 3.22    Environmental Laws.

(a)       The Company (including its predecessors) and Subsidiaries thereof (A) are, and since January 1, 2018 have been, in compliance with any and all Environmental Laws (as defined below), and neither the Company nor any of its Subsidiaries has received any written communication alleging that the Company is in violation of, or has any liability under, any Environmental Law, (B) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (C) are in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (A), (B) and (C), the failure to so comply would not have, individually or in the aggregate, a Material Adverse Effect.

(b)       No Hazardous Materials (i) have been disposed of or otherwise released from any currently or formerly owned Real Property of the Company (including its predecessors) or any Subsidiaries thereof in violation of any Environmental Laws; and (ii) are, to the Company’s Knowledge, present on, over, beneath, in or upon any Real Property or any portion thereof in quantities that would constitute a violation of any Environmental Laws.

Section 3.23    Tax Status. The Company and each of its Subsidiaries (i) has timely made or filed all Tax Returns required by any jurisdiction to which it is subject, (ii) has timely paid all Taxes and other governmental assessments and charges (including satisfying its withholding tax obligations) levied or imposed on their properties, income or assets or otherwise due and payable, except those being contested in good faith for which adequate reserves (as determined in accordance with the GAAP) have been established on the Financial Statements and (iii) has set aside on its books provision reasonably adequate for the payment of all Taxes for periods subsequent to the periods to which such Tax Returns apply. There are no unpaid Taxes claimed to be due and payable by the Taxing authority of any jurisdiction, and, to Knowledge of the Company, no facts or circumstances exist of that would be the basis for any such claim. The Company is not operated in such a manner as to qualify as a passive foreign investment company, as defined in Section 1297 of the Internal Revenue Code of 1986, as amended (the “Code”).

Section 3.24    Investment Company Status. The Company is not, and upon consummation of the sale of the Securities will not be, an “investment company,” an affiliate of an “investment company,” a company controlled by an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

Section 3.25    U.S. Real Property Holding Corporation. The Company (including its predecessors) and all Subsidiaries thereof is not, has not ever been, and, for so long as any of the Securities are held by the Purchaser, shall not become, a U.S. real property holding corporation within the meaning of Section 897 of the Code.

Section 3.26    Registration Eligibility. The Company is, and from and after the date hereof will be, eligible to register the Registrable Securities (as defined in the Registration Rights Agreement) for resale by the Purchaser using Form S-1 or Form S-3 promulgated under the 1933 Act.

Section 3.27    Transfer Taxes. On the Second Closing Date, all stock transfer or other Taxes (other than income or similar Taxes) which are required to be paid in connection with the issuance, sale and transfer of the Securities to be sold to Purchaser pursuant to this Agreement will be, or will have been, fully paid or provided for by the Company, and all Laws imposing such Taxes will be or will have been complied with in all material respects.

Section 3.28    Shell Company Status. The Company is not an issuer identified in, and subject to, Rule 144(i).

Section 3.29    ERISA Compliance.

(a)        Each Plan is in material compliance with the applicable provisions of ERISA, the Code and other applicable federal or state Laws.

(b)       (i) No ERISA Event has occurred for which the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has any residual liability; and (ii) no ERISA Event is expected to occur, except as would not reasonably be expected, individually or in the aggregate, to result in a material adverse effect on the Company and its Subsidiaries taken as a whole.

(c)        At no time during the past six (6) years has the Company (including its predecessors) or any member of the “Controlled Group” thereof (defined as any organization which is a member of a controlled group of organizations within the meaning of Code Sections 414(b), (c), (m) or (o)) maintained, sponsored or contributed to, or been obligated to contribute to (i) any retirement plan which is subject to Title IV of ERISA or Section 412 of the Code or (ii) any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA

Section 3.30    Management. Since January 1, 2018, no current or former officer or director or, to the Knowledge of the Company, no current ten percent (10%) or greater stockholder of the Company (including its predecessors) or any Subsidiaries thereof has been the subject of:

(a)        a petition under applicable bankruptcy Laws or any other applicable insolvency or moratorium Law or the appointment by a court of a receiver, fiscal agent or similar officer for such Person, or any partnership in which such person was a general partner, or any corporation or business association of which such person was an executive officer;

(b)        a conviction in a criminal proceeding or a named subject of a pending criminal proceeding (excluding traffic violations that do not relate to driving while intoxicated or driving under the influence);

(c)        any Order that has not subsequently reversed, suspended or vacated, permanently or temporarily enjoining any such person from, or otherwise limiting, the following activities:

(i)             engaging in any particular type of business practice; or

(ii)            engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of securities Laws or commodities Laws;

(d)        any Order that has not been subsequently reversed, suspended or vacated, barring, suspending or otherwise limiting for more than sixty (60) days the right of any such person to engage in any activity described in the preceding sub paragraph, or to be associated with persons engaged in any such activity;

(e)        a finding by a Governmental Entity in a civil Action or by the SEC or other authority to have violated any securities Laws or decrees, and the judgment in such civil Action or finding by the SEC or any other authority has not been subsequently reversed, suspended or vacated; or

(f)         a finding by a Governmental Entity in a civil Action or by the Commodity Futures Trading Commission to have violated any federal commodities Laws, and the judgment in such civil Action or finding has not been subsequently reversed, suspended or vacated.

Section 3.31    FDA. There is no pending, completed or, to the Company's Knowledge, threatened, Action or investigation against the Company or any of its Subsidiaries, and none of the Company or any of its Subsidiaries has received any notice, warning letter or other communication from the U.S. Food and Drug Administration (“FDA”) or any other governmental entity, which (i) contests the premarket clearance, licensure, registration, or approval of, the uses of, the distribution of, the manufacturing or packaging of, the testing of, the sale of, or the labeling and promotion of any Product, (ii) withdraws its approval of, requests the recall, suspension, or seizure of, or withdraws or orders the withdrawal of advertising or sales promotional materials relating to, any Product, (iii) imposes a clinical hold on any clinical investigation by the Company or any of its Subsidiaries, (iv) enjoins production at any facility of the Company or any of its Subsidiaries, (v) enters or proposes to enter into a consent decree of permanent injunction with the Company or any of its Subsidiaries, or (vi) otherwise alleges any violation of any laws, rules or regulations by the Company or any of its Subsidiaries. The properties, business and operations of the Company have been and are being conducted in all material respects in accordance with all applicable laws, rules and regulations of the FDA. The Company has not been informed by the FDA that the FDA will prohibit the marketing, sale, license or use in the United States of any product proposed to be developed, produced or marketed by the Company nor has the FDA expressed any concern as to approving or clearing for marketing any product being developed or proposed to be developed by the Company.

Section 3.32    Stock Option Plans. Each stock option granted by the Company was granted (i) in accordance with the terms of the applicable stock option plan of the Company and (ii) with an exercise price at least equal to the fair market value of the Common Stock on the date such stock option would be considered granted under GAAP and applicable Law. No stock option granted under the Company’s stock option plan has been backdated. The Company has not granted, nor has there been any policy or practice of the Company to knowingly grant, stock options prior to, or otherwise knowingly coordinate the grant of stock options with, the release or other public announcement of material information regarding the Company or its Subsidiaries or their financial results or prospects.

Section 3.33    No Disqualification Events. With respect to Securities to be offered and sold hereunder in reliance on Rule 506(b) under the Securities Act (“Regulation D Securities”), none of the Company, any of its predecessors, any Affiliated issuer, any director, executive officer, other officer of the Company participating in the offering of the Securities contemplated by this Agreement, or to the Company’s Knowledge, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to Purchaser a copy of any disclosures provided thereunder. The Company is not aware of any Person that has been or will be paid (directly or indirectly) remuneration for solicitation of Purchaser or other potential purchasers in connection with the sale of the Securities contemplated by this Agreement.

Section 3.34    No Integrated Offering. Assuming the accuracy of the Purchasers’ representations and warranties set forth in this Agreement, neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of (i) the Securities Act which would require the registration of any such securities under the Securities Act, or (ii) any applicable stockholder approval provisions of the NYSE American.

Section 3.35    Regulation M Compliance. The Company has not, and to its Knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company.

Section 3.36          Disclosure. The Company understands and confirms that Purchaser will and is entitled to rely on the foregoing representations in effecting transactions in securities of the Company. All disclosure provided to Purchaser regarding the Company and its Subsidiaries, their businesses and the transactions contemplated by the Definitive Documents furnished by or on behalf of the Company or any of its Subsidiaries does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, misleading. No event or circumstance has occurred and no information exists with respect to the Company or any of its Subsidiaries or its or their business, properties, liabilities, prospects, operations (including results thereof) or conditions (financial or otherwise), which, under applicable Law, requires public disclosure at or before the date hereof or announcement by the Company but which has not been so publicly disclosed. All financial projections and forecasts that have been prepared by or on behalf of the Company or any of its Subsidiaries and made available to Purchaser have been prepared in good faith based upon reasonable assumptions and represented, at the time each such financial projection or forecast was delivered to Purchaser, the Company’s best estimate of future financial performance (it being recognized that such financial projections or forecasts are not to be viewed as facts and that the actual results during the period or periods covered by any such financial projections or forecasts may differ from the projected or forecasted results).

Section 3.37          Proxy Statement. None of the information in the Proxy Statement to be sent to the stockholders of the Company in connection with the Company Stockholders’ Meeting will, on the date it is filed, on the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will, at the time of the Company Stockholders’ Meeting, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

Section 3.38          Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Article III or in any other Definitive Document, the Company makes no representation or warranty, express or implied, at law or in equity, including with respect to it or any of its Subsidiaries or any of their respective assets, liabilities or operations, and any such other representations and warranties are hereby expressly disclaimed.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Purchaser hereby represents and warrants as of the date hereof, as of the First Closing, and as of the Second Closing, as follows:

Section 4.1            Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 4.2            Organizational Power and Authority. Purchaser has the requisite power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder and has taken or will take all necessary corporate action required for the due authorization, execution, delivery and performance by it of this Agreement and the transactions contemplated hereby.

Section 4.3           Execution and Delivery. This Agreement has been validly executed and delivered by Purchaser, and, assuming due and valid execution and delivery hereof by the Company, will constitute valid and legally binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar Laws limiting creditors’ rights generally or by equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity).

Section 4.4            No Conflict. The execution and delivery by Purchaser of this Agreement and the consummation of the transactions contemplated hereby (a) will not conflict with, or result in a breach, modification, termination or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time or both), or result in the acceleration of, or the creation of any Lien under, any Contract to which Purchaser is party or is bound or to which any of the property or assets of Purchaser are subject, (b) will not result in any violation of the provisions of the certificate of formation or limited liability company agreement of Purchaser, and (c) will not result in any material violation of any Law or Order applicable to Purchaser or any of its properties, except in each of the cases described in clauses (a) through (c), for any conflict, breach, modification, termination, violation, default, acceleration or Lien which would not reasonably be expected, individually or in the aggregate, to prohibit or materially and adversely impact Purchaser’s performance of its obligations under this Agreement.

Section 4.5            Consents and Approvals. No consent, approval, authorization, Order, registration or qualification of or with any Governmental Entity having jurisdiction over Purchaser or any of its properties is required for the execution and delivery by Purchaser of this Agreement, the compliance by Purchaser with the provisions hereof and the consummation of the transactions contemplated hereby, except any consent, approval, authorization, Order, registration or qualification which, if not made or obtained, would not reasonably be expected, individually or in the aggregate, to prohibit or materially and adversely impact Purchaser’s performance of its obligations under this Agreement.

Section 4.6            No Registration. Purchaser understands that (a) the Purchased Common Stock and Purchased Warrants (including any shares of Common Stock issuable upon exercise thereof) have not been registered under the Securities Act by reason of a specific exemption or exclusion from the registration provisions of the Securities Act, the availability of which depends on, among other things, the bona fide nature of the investment intent and the accuracy of Purchaser’s representations as expressed herein or otherwise made pursuant hereto and (b) the foregoing securities cannot be sold unless subsequently registered under the Securities Act or an exemption or exclusion from registration is available.

Section 4.7            Purchasing Intent. Purchaser is acquiring the Purchased Common Stock and Purchased Warrants (including any shares of Common Stock issuable upon exercise thereof) for its own account or accounts or funds over which it or its Affiliates hold voting or investment discretion, not otherwise as a nominee or agent, and not otherwise with the view to, or for resale in connection with, any distribution thereof not in compliance with applicable securities Laws, and Purchaser has no present intention of selling, granting any other participation in, or otherwise distributing the same, except in compliance with applicable securities Laws.

Section 4.8            Sophistication; Investigation. Purchaser has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of its investment in the Purchased Common Stock and Purchased Warrants (including any shares of Common Stock issuable upon exercise thereof). Purchaser is an “accredited investor” within the meaning of Rule 501(a) of the Securities Act and an “institutional account” within the meaning of Rule 4512 of the Financial Industry Regulatory Authority or a “qualified institutional buyer” within the meaning of Rule 144A of the Securities Act. Purchaser understands and is able to bear any economic risks associated with such investment (including the necessity of holding such shares for an indefinite period of time). Except for the representations and warranties expressly set forth in this Agreement, Purchaser has independently evaluated the merits and risks of its decision to enter into this Agreement and consummate the transactions contemplated hereby.

Section 4.9            Sufficient Funds. Purchaser has, or at the applicable Closing will have, sufficient assets and the financial capacity to perform all of its obligations under this Agreement.

Section 4.10          Bad Actor. Neither the Purchaser nor any person or entity with whom the Purchaser will share beneficial ownership of the Purchased Common Stock is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act.

Article V

ADDITIONAL COVENANTS

Section 5.1            Covenants of the Company

(a)           Affirmative Covenants: Except (x) as otherwise expressly required by this Agreement, (y) as required by applicable Law or (z) as consented to in writing by the Purchaser, during the period from the date hereof until the earliest of (i) the Second Closing, (ii) the Second Closing Abandonment and (iii) the termination of this Agreement in accordance with Article VII, the Company shall, and shall cause each of its direct and indirect Subsidiaries to:

(i)             preserve, in all material respects, its business operations, organization and goodwill and its relationships with suppliers, customers, lenders and others having business dealings with the Company and its Subsidiaries;

(ii)            to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the transactions contemplated by this Agreement, support and take all steps reasonably necessary and desirable to address and resolve any such impediment;

(iii)           use good faith and commercially reasonable efforts to obtain all required Governmental Entity and third-party approvals for the consummation of the transactions contemplated by this Agreement;

(iv)           inform counsel to the Purchaser as soon as reasonably practicable after becoming aware of: (A) any Material Adverse Effect, (B) any notice of any commencement of any involuntary insolvency proceedings, legal suit for payment of debt or securement of security from or by any person in respect of the Company or any of its Subsidiaries, (C) a breach of this Agreement, and (D) any representation or statement made or deemed to be made by the Company or any of its Subsidiaries under this Agreement, which is or proves to have been materially incorrect or misleading in any respect when made or deemed to be made;

(v)           maintain the good standing of the Company and any Subsidiaries of the Company under the Laws of the state or other jurisdiction in which they are incorporated or organized;

(vi)          make all necessary registrations, declarations and filings with, and notices to, Governmental Entities (including under the Securities Exchange Act of 1934 (the “Exchange Act”)) (a) in the ordinary course of business and (b) with respect to the transactions contemplated by this Agreement;

(vii)         operate their business in the ordinary course of business; and

(viii)        provide, and direct its Representatives to provide, to the Purchaser and its Representatives (A) reasonable access to the Company and its Subsidiaries’ books and records during normal business hours on reasonable advance notice to the Company and its Subsidiaries’ Representatives, (B) reasonable access to the Representatives of the Company and its Subsidiaries on reasonable advance notice to such persons, and (C) such other information as reasonably requested by the Purchaser and its Representatives.

(b)          Negative Covenants: Except (x) as otherwise expressly required by this Agreement, (y) as required by applicable Law or (z) as consented to by the Purchaser in writing, during the period from the date hereof until the earliest of (i) the Second Closing, (ii) the Second Closing Abandonment and (iii) the termination of this Agreement in accordance with Article VII, the Company shall not, and shall cause each of its direct and indirect Subsidiaries not to:

(i)            transfer any material property, asset or right of the Company or its Subsidiaries or any material property, asset or right used in the business of the Company and its Subsidiaries to any person or entity outside of the ordinary course of business;

(ii)           engage in any material disposition, acquisition, leasing, investment or other similar transaction (whether by merger, consolidation or otherwise) outside of the ordinary course of business;

(iii)           incur, create, assume, guarantee or otherwise become liable for any Indebtedness, other than trade indebtedness or contingent liabilities under surety bonds, in each case, in the ordinary course of business;

(iv)          amend the Company’s or any of its Subsidiaries’ organizational documents (whether by merger, consolidation or otherwise);

(v)           split, combine, reclassify, redeem, repurchase, acquire, issue or deliver or amend the terms of any Capital Stock of the Company or any of its Subsidiaries (whether by merger, consolidation or otherwise), other than the transactions expressly contemplated by this Agreement;

(vi)          enter into any transactions with a Related Party;

(vii)         create or incur any Lien on any capital stock, assets or properties of the Company or any of its Subsidiaries, other than (a) Liens related to capital leases in place as of the date hereof or entered into after the date hereof in the ordinary course of business or (b) immaterial Liens created or incurred in the ordinary course of business;

(viii)        adopt, establish, enter into, amend, terminate or increase the benefits under any of the Company’s or its Subsidiaries’ benefit plans, except for approval and adoption of annual compensation programs in the ordinary course of business;

(ix)          declare, set aside, make or pay any dividend or other distribution (whether in stock, cash, other property or any combination thereof) with respect to any Capital Stock of the Company and its Subsidiaries;

(x)           amend or terminate any Material Contracts of the Company or its Subsidiaries, other than renewals, amendments, change orders and expirations of such Material Contracts in the ordinary course of business;

(xi)          waive, release, assign, settle or compromise any material action, suit, claim, cause of action, investigation, complaint, legal proceeding, administrative enforcement proceeding, arbitration proceeding or other proceeding or adjudicative matter by or before any Governmental Entity (other than actions in the ordinary course of business);

(xii)          settle or compromise any material Tax Contest, consent to any extension or waiver of any limitation period with respect to any material claim or assessment for Taxes, make, change or revoke any material Tax election or materially change any of the Company’s or its Subsidiaries’ accounting principles and methodologies (other than as required by GAAP); or

(xiii)         agree, commit or offer to do any of the foregoing.

Section 5.2            Pre-Closing Exclusivity. From the date hereof until the earliest of (i) the Second Closing, (ii) the Second Closing Abandonment and (iii) the termination of this Agreement in accordance with Article VII (provided, that, with respect to any termination of this Agreement or the Second Closing Abandonment, the primary cause of which is the material breach by the Company of any of its covenants or other agreements contained in this Agreement, the obligations under this Section 5.2 shall extend until 90 days following the earlier of termination of this Agreement or the Second Closing Abandonment), (i) the Company shall not, and shall instruct its Affiliates and Representatives not to, directly or indirectly, initiate, solicit, facilitate, encourage, discuss, negotiate, endorse, engage in, enter into or accept any discussions, negotiations, proposals, inquiries, offers or agreements with any Person (other than the Purchaser and its Representatives pursuant to this Agreement) relating to the acquisition of the Company or its Subsidiaries, or greater than 20% of their businesses (whether by merger, stock sale, asset sale, tender offer, exchange offer or otherwise), or relating to the issuance of equity (other than Common Stock as incentive compensation), (collectively, the matters described in this Section 5.2(i), an “Acquisition Proposal” (ii) the Company shall, and shall instruct its Affiliates and Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any third party (other than the Purchaser and its Representatives relating to this Agreement) conducted by or on behalf of the Company or any of its Subsidiaries on or prior to the date hereof in connection with any other transaction relating to an Acquisition Proposal and (iii) the Company shall promptly inform the Purchaser in the event that the Company or any of its Affiliates or Representatives receives any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal.

Section 5.3            [Reserved].

Section 5.4            Stockholder Approval.

(a)           [Reserved].

(b)           As promptly as practicable after the date hereof, the Company shall take all action necessary under applicable Law to call, give notice of, convene and hold a meeting of the stockholders of the Company for the purpose of obtaining the Stockholder Approval (the “Company Stockholders’ Meeting”). The Company will convene and hold the Company Stockholders’ Meeting no later than the thirtieth (30th) day following the mailing of the Proxy Statement to the Company’s stockholders. The Company shall take reasonable measures to ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of the Company Stockholders’ Meeting, or a date preceding the date on which the Company Stockholders’ Meeting is scheduled, the Company reasonably believes that (i) it will not receive proxies sufficient to obtain the Stockholder Approval, whether or not a quorum would be present or (ii) it will not have sufficient shares of Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting, the Company may postpone or adjourn, or make one or more successive postponements or adjournments of, the Company Stockholders’ Meeting as long as the date of the Company Stockholders’ Meeting is not postponed or adjourned more than an aggregate of thirty (30) calendar days in connection with any postponements or adjournments.

(c)           As promptly as reasonably practicable after the date hereof, the Company shall prepare and file with the SEC a preliminary proxy statement (as amended and supplemented, the “Proxy Statement”), relating to the Company Stockholders’ Meeting. The Company shall include in the Proxy Statement the recommendation of the Board that the stockholders of the Company vote in favor of the adoption and approval of this Agreement and the transactions contemplated herein and in the other Definitive Documents (to the extent applicable). The Company shall use its reasonable best efforts to obtain the Stockholder Approval, including using reasonable best efforts to solicit proxies from the Company’s stockholders. The Company shall cause the Proxy Statement to be distributed to the Company’s stockholders as promptly as practicable after the date the SEC confirms it has no further comments to the Proxy Statement. The Company will cause the Proxy Statement to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and NYSE American. The Company shall not file the Proxy Statement without providing Purchaser a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by the Company). The Company shall resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof and cause the Proxy Statement in definitive form to be cleared by the SEC and mailed (if required by applicable Law) to the Company’s stockholders as promptly as reasonably practicable following filing with the SEC. The Company, prior to responding to SEC comments with respect to the Proxy Statement, will first provide Purchaser and its Representatives a reasonable opportunity to review and comment thereon, and the Company will give due consideration to all reasonable additions, deletions or changes suggested thereto by Purchaser or its Representatives.

(d)          Nothing contained in this Agreement shall prohibit the Company or the Board from (i) complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or (ii) issuing a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act, or (iii) otherwise making any disclosure to the Company stockholders; provided however, that in the case of the foregoing clause (iii) the Board determines in good faith, after consultation with its outside legal counsel, that failure to make such disclosure would be inconsistent with its fiduciary duties under applicable Law.

Section 5.5            Registration Rights Agreement. Simultaneously with the First Closing, the Company shall enter into a Registration Rights Agreement, in substantially the form attached hereto as Exhibit C (the “Registration Rights Agreement”).

Section 5.6            Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of the NYSE American such that it would require stockholder approval prior to the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction.

Section 5.7            Required Minimum.

(a)           The Company shall maintain a reserve of the Required Minimum from its duly authorized shares of Common Stock for issuance pursuant to this Agreement and in connection with the exercise of the 2020 Warrants, in such amount as may then be required to fulfill its obligations in full under this Agreement and the 2020 Purchase Agreement, without regard to any conversion or exercise limits herein or therein.

(b)           If, on any date, the number of authorized but unissued (and otherwise unreserved) shares of Common Stock is less than 130% of (i) the Required Minimum on such date, minus (ii) the number of shares of Common Stock previously issued pursuant to this Agreement and the 2020 Purchase Agreement, then the Board of Directors shall use reasonable best efforts to amend the Certificate of Incorporation to increase the number of authorized but unissued shares of Common Stock to increase the number of authorized but unissued shares of Common Stock to at least 130% of the Required Minimum at such time (minus the number of shares of Common Stock previously issued pursuant to the Transaction Documents or the 2020 Purchase Agreement), as soon as reasonably practicable and in any event not later than the 30th day after such date, provided that the Company will not be required at any time to authorize a number of shares of Common Stock greater than the maximum remaining number of shares of Common Stock that could possibly be issued after such time pursuant to this Agreement or the 2020 Purchase Agreement.

(c)            The Company shall (i) in the time and manner required by the NYSE American, prepare and file with the NYSE American a Supplemental Listing Application covering a number of shares of Common Stock at least equal to the Required Minimum on the date of such application, (ii) take all steps necessary to cause such shares of Common Stock to be approved for listing or quotation on NYSE American as soon as possible thereafter, (iii) provide to the Purchaser evidence of such listing or quotation and (iv) maintain the listing or quotation of such Common Stock on any date at least equal to the Required Minimum on such date on NYSE American. The Company agrees to maintain the eligibility of the Common Stock for electronic transfer through the Depository Trust Company or another established clearing corporation, including, without limitation, by timely payment of fees to the Depository Trust Company or such other established clearing corporation in connection with such electronic transfer.

Section 5.8            Acknowledgment of Dilution. The Company acknowledges that the issuance of the Securities may result in dilution of the outstanding shares of Common Stock, which dilution may be substantial under certain market conditions. The Company further acknowledges that its obligations under the Definitive Documents, including, without limitation, its obligation to issue the Securities pursuant to this Agreement, are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim the Company may have against Purchaser and regardless of the dilutive effect that such issuance may have on the ownership of the other stockholders of the Company.

Section 5.9            Expense Reimbursement. Upon either or both of the First Closing or the Second Closing, the Company shall promptly, upon written request of the Purchaser, reimburse the Purchaser for all reasonable and documented fees and expenses of the Purchaser and its Affiliates and Representatives (including the fees and expenses of counsel) incurred prior to, on or after the date hereof in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and funding of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary herein, this Section 5.9 shall survive the termination of this Agreement.

Section 5.10          Blue Sky Filings. The Company has taken or shall take, as applicable, such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities for, sale to the Purchaser at the First Closing or Second Closing, as applicable, under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of any Purchaser.

Article VI

CONDITIONS TO THE OBLIGATIONS OF THE PARTIES

Section 6.1            Conditions to the Obligations of the Purchaser at the Second Closing. The obligations of Purchaser to consummate the Second Closing shall be subject to (unless waived in writing by the Purchaser) the satisfaction of the following conditions prior to or at the Second Closing:

(a)           Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

(b)          Governmental Approvals. All authorizations, approvals, consents or clearances under applicable Law required in connection with the transactions contemplated by this Agreement shall have been obtained or filed.

(c)           No Legal Impediment to Issuance. No applicable Law will have been enacted or made effective and no Order will have been issued, promulgated, enforced or made that serves to restrain, enjoin, make illegal or prohibit the timely consummation of the transactions contemplated by this Agreement, and no action by a Governmental Entity will have been commenced and be continuing that seeks to restrain, enjoin, make illegal or prohibit the timely consummation of the transactions contemplated by this Agreement.

(d)          Accuracy of the Representations and Warranties. (i) The Fundamental Representations shall be true and correct in all respects as of the date hereof and as of the Second Closing as though made at and as of the Second Closing (other than such representations and warranties as are made as of an earlier date, which shall be so true and correct as of such earlier date) and (ii) the other representations and warranties of the Company (A) that are qualified by “materiality”, “Material Adverse Effect” or similar qualifier shall be true and correct in all respects as of the date hereof and as of the Second Closing as though made at and as of the Second Closing (other than such representations and warranties as are made as of an earlier date, which shall be so true and correct as of such earlier date) and (B) that are not qualified by “materiality”, “Material Adverse Effect” or similar qualifier shall be true and correct in all material respects as of the date hereof and as of the Second Closing as though made at and as of the Second Closing (other than such representations and warranties as are made as of an earlier date, which shall be so true and correct as of such earlier date).

(e)           Compliance with Covenants. The Company shall have performed and complied, in all material respects, with all of its covenants and agreements contained in this Agreement that contemplate, by their terms, performance or compliance prior to the Second Closing.

(f)           Delivery of the Closing Certificate. The Company shall have delivered to Purchaser a certificate duly executed by the Chief Executive Officer of the Company certifying that the conditions set forth in clauses (a), (d) and (e) of this Section 6.1 have been fully satisfied.

(g)           Suspension. Since the date hereof, trading in the Common Stock shall not have been suspended.

(h)           Stockholder Approval. The Stockholder Approval shall have been duly received.

(i)            Other Deliverables and Actions. The Company shall have delivered or caused to be delivered and shall have taken each of the actions contemplated by Section 2.3.

Section 6.2            Conditions to the Obligations of the Company at the Second Closing. The obligations of the Company to consummate the Second Closing shall be subject to (unless waived in writing by the Company) the satisfaction of each of the following conditions prior to or at the Second Closing:

(a)           Governmental Approvals. All authorizations, approvals, consents or clearances under applicable Law required in connection with the transactions contemplated by this Agreement shall have been obtained or filed.

(b)           No Legal Impediment to Issuance. No applicable Law will have been enacted or made effective and no Order will have been issued, promulgated, enforced or made that serves to restrain, enjoin, make illegal or prohibit the consummation of the transactions contemplated by this Agreement, and no action by a Governmental Entity will have been commenced and be continuing that seeks to restrain, enjoin, make illegal or prohibit the consummation of the transactions contemplated by this Agreement.

(c)           Accuracy of the Representations and Warranties. The representations and warranties of the Purchaser shall be true and correct in all respects as of the date hereof and as of the Second Closing as though made at and as of the Second Closing (other than such representations and warranties as are made as of an earlier date, which shall be so true and correct as of such earlier date) except, in each case, as would not reasonably be expected, individually or in the aggregate, to prohibit or materially and adversely impact Purchaser’s performance of its obligations under this Agreement.

Article VII

TERMINATION

Section 7.1            Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the First Closing:

(a)           by mutual written consent of the Company and the Purchaser;

(b)           by the Company or the Purchaser, upon written notice to the other Party, if a Governmental Entity of competent jurisdiction has issued an Order or has taken any other action permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Order or action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any Party whose breach of any representation, warranty, covenant or other agreement contained in this Agreement is the primary cause of the failure to avoid such Order or other action; or

(c)           by Purchaser, upon written notice to the Company, if:

(i)            (A) the Company has breached any representation, warranty, covenant or other agreement made by the Company in this Agreement or such representation or warranty shall have become inaccurate and such breach or inaccuracy would, individually or in the aggregate, cause a condition to the Second Closing to not be able to be satisfied, (B) the Purchaser shall have delivered written notice of such breach or inaccuracy to the Company and (C) such breach or inaccuracy is not cured by the 10th day following the delivery of such notice; or

(ii)            the Company or any of its direct or indirect Subsidiaries (A) voluntarily commences any case or files any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect; (B) consents to the institution of, or fails to contest in a timely and appropriate manner, any involuntary proceeding or petition described in the preceding subsection (A); (C) applies for or consents to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official with respect to the Company or any Affiliate or for a substantial part of the Company’s assets; (D) makes a general assignment or arrangement for the benefit of creditors; or (E) takes any corporate action for the purpose of authorizing any of the foregoing.

Section 7.2            Effect of Termination. Upon termination of this Agreement pursuant to this Article VII, this Agreement shall forthwith become void and there shall be no further obligations or liabilities on the part of the Parties; provided, that, Section 2.2(b)(iii), Section 2.3(b)(ii), Section 5.9, Section 8.1, Section 8.3 through Section 8.9, Section 8.11 and Section 8.13 shall survive the termination of this Agreement; provided further that nothing set forth in this Agreement shall relieve any Party from liability for any breach of this Agreement occurring prior to such termination.

Section 7.3             [Reserved].

Section 7.4            Second Closing Abandonment. In the event that the Second Closing shall not have been consummated on or prior to 5:00 pm New York Time on May 15, 2021 or such later date, if any, as the Company and the Purchaser may mutually agree (the “Abandonment Date”), either the Purchaser or the Company shall be entitled to deliver written notice (a “Second Closing Abandonment Notice”) to the other specifying that the noticing party has elected not to proceed with the consummation of the Second Closing; provided, however, that the right to deliver a Second Closing Abandonment Notice pursuant to this Section 7.4 shall not be available to any Party whose breach of any representation, warranty, covenant or other agreement contained in this Agreement is the primary cause of the failure of the Second Closing to occur on or prior to the Abandonment Date. Upon delivery of a Second Closing Abandonment Notice, the obligation of each party to consummate the Second Closing shall terminate and no party shall thereafter be required to take any action contemplated herein necessary to cause the Second Closing to occur (the “Second Closing Abandonment”). For the avoidance of doubt, (i) the occurrence of the Second Closing Abandonment shall not limit any liability for a breach of this Agreement occurring prior to the Second Closing Abandonment and (ii) following the Second Closing Abandonment, all other terms, conditions and indemnities set forth herein shall continue in full effect in accordance with their terms.

Article VIII

GENERAL PROVISIONS

Section 8.1         Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via electronic mail (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as may be specified by like notice):

(a)         If to the Company:

Armata Pharmaceuticals, Inc.

4503 Glencoe Avenue

Marina del Rey, CA

Attn:      Chief Executive Officer

Email:     info@armatapharma.com

with a copy (which shall not constitute notice) to:

Thompson Hine LLP

335 Madison Avenue

12th Floor

New York, New York 10017-4611

Attn:  Faith L. Charles

Email: faith.charles@thompsonhine.com

(b)        If to the Purchaser:

c/o Innoviva

1350 Old Bayshore Highway

Suite 400

Burlingame, CA 94010

Attention: Chief Executive Officer

Email: pavel.raifeld@inva.com

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention: Jared Fertman

Email: jfertman@willkie.com

Section 8.2         Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or transferred (in whole or in part) by any Party (whether by operation of law or otherwise) without the prior written consent of the other Party; provided that Purchaser shall be entitled to assign this Agreement in whole or in part to any of its Subsidiaries or Affiliates. Any purported assignment or transfer in violation of this Section 8.2 shall be null and void ab initio. This Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person any rights or remedies under this Agreement other than the Parties.

Section 8.3         Prior Negotiations; Entire Agreement. This Agreement (including the agreements attached as Schedules and Exhibits to and the documents and instruments referred to in this Agreement, including the Definitive Documents) constitute the entire agreement of the Parties and supersede all prior agreements, arrangements or understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement.

Section 8.4         Governing Law; Venue: Forum. THIS AGREEMENT (AND ANY CLAIMS OR CAUSE OF ACTION ARISING UNDER, OUT OF OR IN CONNECTION WITH THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR STATUTE) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each of the Parties irrevocably and unconditionally agrees that, subject to the immediately following sentence of this Section 8.4, any legal action, suit or proceeding against it with respect to any matter arising under, out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, then any federal court of the United States of America sitting in the State of Delaware), and by execution and delivery of this Agreement, each of the Parties: (a) irrevocably submits itself to the nonexclusive jurisdiction of such court, (b) waives any objection to laying venue in any such action, suit or proceeding and (c) waives any objection that such court is an inconvenient forum or does not have jurisdiction over such Party.

Section 8.5         Waiver of Jury Trial. EACH PARTY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING UNDER, OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER IN CONTRACT, TORT OR STATUTE).

Section 8.6         Counterparts. This Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to each other Party (including via facsimile or other electronic transmission), it being understood that each Party need not sign the same counterpart.

Section 8.7          Waivers and Amendments; Rights Cumulative; Consent; Severability.

(a)         This Agreement may be amended, restated, modified or changed only by a written instrument signed by the Company and the Purchaser.

(b)         Unless otherwise expressly set forth herein, the terms and conditions of this Agreement may be waived (i) by the Company only by a written instrument executed by the Company and (ii) by the Purchaser only by a written instrument executed by the Purchaser. No delay on the part of any Party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any Party of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement.

(c)          In the event that any provision hereof would be invalid or unenforceable in any respect under applicable Law, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

Section 8.8          Headings; Interpretation. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement. Each Party participated in the drafting of this Agreement and this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

Section 8.9          Specific Performance. It is understood and agreed by the Parties that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions without the necessity of posting a bond to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a Party from pursuing other rights and remedies to the extent available under this Agreement, at law or in equity.

Section 8.10        Publicity. The Parties shall jointly issue a press release disclosing the material terms of the transactions contemplated by this Agreement and the other Definitive Documents in form and substance reasonably satisfactory to each Party by 9:30 a.m. New York time on the Business Day immediately following the date hereof. The Company shall file a Current Report on Form 8-K with the SEC within the time required by the Exchange Act in form and substance reasonably satisfactory to Purchaser. The Company shall consult with the Purchaser in issuing any other press releases with respect to the transactions contemplated hereby, and the Company shall not issue any such press release or otherwise make any such public statement without the prior consent of the Purchaser, except if such disclosure is required by Law, in which case the Company shall promptly provide Purchaser with prior notice of such public statement or communication. Notwithstanding the foregoing, the Company shall not publicly disclose the name of Purchaser, or include the name of Purchaser in any filing with the SEC or any Governmental Entity, without the prior written consent of Purchaser, except to the extent such disclosure is required by Law or NYSE American regulations, in which case the Company shall provide the Purchaser with prior notice of such disclosure.

Section 8.11        No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, each Party covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any Party’s Affiliates, Related Parties or Representatives or any of such Party’s Affiliates’ or Related Parties’ Affiliates or Representatives in each case other than the Parties to this Agreement and each of their respective successors and permitted assigns under this Agreement, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties or Representatives, as such, for any obligation or liability of any Party under this Agreement or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, that nothing in this Section 8.11 shall relieve or otherwise limit the liability of any Party hereto or any of their respective successors or permitted assigns for any breach or violation of its obligations under this Agreement or such other documents or instruments. For the avoidance of doubt, none of the Parties will have any recourse, be entitled to commence any proceeding or make any claim under this Agreement or in connection with the transactions contemplated hereby except against any of the Parties or their respective successors and permitted assigns, as applicable.

Section 8.12        Further Assurances. From and after the Second Closing Date, upon the reasonable request of any Party hereto, any other Party hereto shall execute, acknowledge, file and/or deliver all such additional instruments, agreements and other documents, and shall do (or cause to be done) all such additional acts and things, that are necessary, proper, advisable or desirable to carry out, consummate and make effective any of the transactions contemplated by this Agreement.

Section 8.13        Survival. All covenants and other agreements contained in this Agreement which by their terms are to be performed following the Second Closing shall survive the Second Closing until fully performed. The representations and warranties made in this Agreement shall survive as follows: (a) the representations and warranties set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Authorization; Enforcement Validity), Section 3.3 (Issuance of Securities), Section 3.13 (Transactions with Affiliates), Section 3.14 (Capitalization) and Section 3.36 (Disclosure) (collectively, the “Fundamental Representations”) shall survive indefinitely, (b) the representations and warranties in Section 3.19, (Employee Relations), Section 3.23 (Tax Status) and Section 3.29 (ERISA Compliance) shall survive until the expiration of the statute of limitations plus sixty (60) days and (c) all other representations and warranties shall survive until the twelve (12)-month anniversary of the Second Closing.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned Parties have duly executed this Agreement as of the date first above written.

Armata Pharmaceuticals, Inc.

By:	/s/ Todd R. Patrick
Name: Todd R. Patrick
Title: CEO

[Signature Page to Securities Purchase Agreement]

INNOVIVA STRATEGIC OPPORTUNITIES LLC

By:	Innoviva, Inc. (its manager)

By:	Pavel Raifeld
Name: Pavel Raifeld
Title: CEO

[Signature Page to Securities Purchase Agreement]

Exhibit A

Voting Agreement

(See attached.)

Exhibit B

Warrant Certificate

(See attached.)

Exhibit C

Registration Rights Agreement

(See attached.)